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                                                                   EX - 12(a)(1)

                               RYDEX SERIES FUNDS
                               RYDEX DYNAMIC FUNDS
                              RYDEX VARIABLE TRUST
                                 RYDEX ETF TRUST

                        FINANCIAL OFFICER CODE OF ETHICS

I. INTRODUCTION

     The reputation and integrity of Rydex Series Funds, Rydex Dynamic Funds, Rydex Variable Trust, and Rydex ETF Trust (each a "Trust" and, collectively, the "Trusts") are valuable assets that are vital to the Trusts' success. The Trusts' senior financial officers ("SFOs,") are responsible for conducting the Trusts' business in a manner that demonstrates a commitment to the highest standards of integrity. The Trusts' SFOs are set forth on Appendix A of the Code, as may be amended from time to time, and include the principal executive officer, the principal financial officer, comptroller or principal accounting officer, and any person who performs a similar function.

     The Sarbanes-Oxley Act of 2002 (the "Act") effected sweeping corporate disclosure and financial reporting reform on public companies, including mutual funds, to address corporate malfeasance and assure investors that the companies in which they invest are accurately and completely disclosing financial information. Under the Act, all public companies (including the Trusts) must either have a code of ethics for their SFOs, or disclose why they do not. The Act was intended to foster corporate environments which encourage employees to question and report unethical and potentially illegal business practices. The Trusts have chosen to adopt this Financial Officer Code of Ethics (the "Code") to encourage its SFOs to act in a manner consistent with the highest principles of ethical conduct. The Code should be read in conjunction with the Trusts' other policy statements, including the Trusts' joint Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940.

II. PURPOSES OF THE CODE

     The purposes of the Code are:

     - To promote honest and ethical conduct by the Trusts' SFOs, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     - To promote full, fair, accurate, timely, and understandable disclosure in reports and documents that the Trusts file with, or submit to, the SEC and in other public communications made by the Trusts;

     -    To promote compliance with applicable laws, rules and regulations;

     - To encourage the prompt internal reporting to an appropriate person of violations of the Code; and

     -    To establish accountability for adherence to the Code.


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III. QUESTIONS ABOUT THE CODE

     Each Trust's compliance officer designated to oversee the Trust's Code of Ethics adopted pursuant to Rule 17j-1 shall serve as Compliance Officer with respect to the implementation and administration of the Code. You should direct your questions about the Code to the Compliance Officer.

IV. CONDUCT GUIDELINES

     Each Trust has adopted the following guidelines under which the Trust's SFOs must perform their official duties and conduct the business affairs of the Trust. However, the Trusts' expect that all employees who participate in the preparation of any part of the Trusts' financial statements follow the guidelines set forth below.

     1. ETHICAL AND HONEST CONDUCT IS OF PARAMOUNT IMPORTANCE. Each Trust's SFOs must act with honesty and integrity and avoid violations of the Code, including the avoidance of actual or apparent conflicts of interest with the Trust in personal and professional relationships.

     2. SFOS MUST DISCLOSE MATERIAL TRANSACTIONS OR RELATIONSHIPS. Each Trust's SFOs must disclose to the Compliance Officer any actual or apparent conflicts of interest the SFO may have with the Trust that reasonably could be expected to give rise to any violations of the Code. Such conflicts of interest may arise as a result of material transactions or business or personal relationships to which the SFO may be a party. If it is not possible to disclose the matter to the Compliance Officer, it should be disclosed to the Trust's Chief Financial Officer, Chief Executive Officer or another appropriate person. In addition to disclosing any actual or apparent conflicts of interest in which an SFO is personally involved, the Trust's SFOs have an obligation to report any other actual or apparent conflicts which they discover or of which they otherwise become aware. If you are unsure whether a particular fact pattern gives rise to a conflict of interest, or whether a particular transaction or relationship is "material," you should bring the matter to the attention of the Compliance Officer.

     3. STANDARDS FOR QUALITY OF INFORMATION SHARED WITH TRUST SERVICE PROVIDERS. Each Trust's SFOs must at all times seek to provide information to the Trust's service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable.

     4. STANDARDS FOR QUALITY OF INFORMATION INCLUDED IN PERIODIC REPORTS. Each Trust's SFOs must at all times endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Trust's periodic reports.

     5. COMPLIANCE WITH LAWS. Each Trust's SFOs must comply with the federal securities laws and other laws and rules applicable to the Trusts, such as the Internal Revenue Code.

     6. STANDARD OF CARE. Each Trust's SFOs must at all times act in good faith and with due care, competence and diligence, without misrepresenting material facts or


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          allowing their independent judgment to be subordinated to personal gain or advantage. Each Trust's SFOs must conduct the affairs of the Trust in a responsible manner, consistent with the Code.

     7. CONFIDENTIALITY OF INFORMATION. Each Trust's SFOs must respect and protect the confidentiality of information acquired in the course of their professional duties, except when authorized by the Trust to disclose it or where disclosure is otherwise legally mandated. You may not use confidential information acquired in the course of your work for personal advantage.

     8. SHARING OF INFORMATION AND EDUCATIONAL STANDARDS. Each Trust's SFOs should share information with relevant parties to keep them informed of the business affairs of the Trust, as appropriate, and maintain skills important and relevant to the Trust's needs.

     9. PROMOTE ETHICAL CONDUCT. Each Trust's SFOs should at all times proactively promote ethical behavior among peers in their work environment.

     10. STANDARDS FOR RECORDKEEPING. Each Trust's SFOs must at all times endeavor to ensure that the Trust's financial books and records are thoroughly and accurately maintained to the best of their knowledge in a manner consistent with applicable laws and the Code.

V. WAIVERS OF THE CODE

     You may request a waiver of a provision of the Code by submitting your request in writing to the Compliance Officer for appropriate review. For example, if a family member works for a service provider that prepares a Trust's financial statements, you may have a potential conflict of interest in reviewing those statements and should seek a waiver of the Code to review the work. An executive officer of each Trust, or another appropriate person (such as a designated Board or Audit Committee member), will decide whether to grant a waiver. All waivers of the Code must be disclosed to the applicable Trust's shareholders to the extent required by SEC rules.

VI. AFFIRMATION OF THE CODE

     Upon adoption of the Code, each Trusts' SFOs must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code. These affirmations may be made electronically via the Financial Tracking website (www.financial-tracking.com). To the extent necessary, each Trust's Compliance Officer will provide guidance on the conduct required by the Code and the manner in which violations or suspected violations must be reported and waivers must be requested.

VII. REPORTING VIOLATIONS

     In the event that an SFO discovers or, in good faith, suspects a violation of the Code, the SFO must immediately report the violation or suspected violation to the Compliance Officer, another member of the Trusts' senior management, or to the Audit Committees of the Trusts'


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Boards. The Compliance Officer may, in his or her discretion, consult with another member of the Trusts' senior management or the Board in determining how to address the suspected violation. For example, a Code violation may occur when a Trust periodic report or financial statement omits a material fact, or is technically accurate but, in the view of the SFO, is written in a way that obscures its meaning.

     Because service providers such as the administrator, outside accounting firm, and custodian provide much of the work relating to the Trusts' financial statements, each Trust's SFOs should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. They should report these actions to the Compliance Officer even if they know, or think, that the service provider has its own code of ethics for its senior financial officers or employees.

     SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated as confidential to the extent possible.

VIII. VIOLATIONS OF THE CODE

     Dishonest or unethical conduct or conduct that is illegal will constitute a violation of the Code, regardless of whether the Code specifically refers to such particular conduct. A violation of the Code may result in disciplinary action, up to and including removal as an SFO of the Trusts. A variety of laws apply to the Trusts and their operations, including the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, state laws relating to duties owed by Trust officers, and criminal laws. The Trusts will report any suspected criminal violations to the appropriate authorities, and will investigate, address and report, as appropriate, non-criminal violations.

ADOPTED: AUGUST 25, 2003


/s/ Carl G. Verboncoeur                 January 22, 2008
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Carl G. Verboncouer                     Date
President


/s/ Nick Bonos                          January 29, 2008
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Nick Bonos                              Date
Treasurer


/s/ Mike Byrum                          January 24, 2008
-------------------------------------   ----------------------------------------
Mike Byrum                              Date
Chief Investment Officer


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APPENDIX A

                            SENIOR FINANCIAL OFFICERS

As of January 1, 2008 each Trust's senior financial officers are:

Carl Verboncoeur
Nick Bonos
Mike Byrum


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